Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES NOVEMBER CASH DISTRIBUTION

Permian Basin Royalty Trust

DALLAS, Texas, November 18, 2013 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.063305 per unit, payable on December 13, 2013, to unit holders of record on November 29, 2013.

This month’s distribution decreased from the previous month due to lower production for both oil and gas, and increased capital expenditures as the vertical well drilling program commences.

Production for the Trust’s allocated portion of the Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 26,747 bbls and 40,319 Mcf. The average price for oil was $105.45 per bbl and for gas was $11.46 per Mcf. This would primarily reflect production for the month of September for oil and the month of August for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes				Average	Price
	Oil	Gas	Oil		Gas		Oil	Gas
	(per bbl)	(per Mcf)	(per bbl)		(per Mcf)		(per bbl)	(per Mcf)
Current Month	92,838	150,311	26,747	*	40,319	*	$105.45	$11.46	**
Prior Month	97,784	261,508	42,893	*	92,793	*	$105.02	$6.12	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.

Approximately five 2013 workover wells were completed and four vertical wells were drilled and completed in the month of September. Capital expenditures were approximately $3,783,519. The numbers provided reflect what was net to the Trust. Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are reduced in order to pay these expenditures.

The results of 2012 capital expenditure program on the Waddell Ranch Properties, along with the proposed 2013 budget, is discussed more thoroughly in the Trust’s 10-K filing, filed on March 1, and in the Annual Report that is now available on the trust website.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011. The accounting adjustments and subsequent reimbursements of this claim are currently being processed through the monthly distributions. With this distribution, the net adjustments and reimbursements have affected this distribution by a reduction of $438,258, or $.0094 per unit. These adjustments continue to be reviewed.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/

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Contact:	Ron E. Hooper

Senior Vice President

U.S. Trust, Bank of America Private Wealth Management, Trustee

Toll Free – 1.877.228.5085